ASSIGNMENT

Now therefore, for and in consideration of Ten Dollars, ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged this 20th day of May 2017, the parties hereto agree as follows. That Red Fish Holdings, Inc., a Wyoming Corporation and Thomas N. Mahoney, President of Red Fish Holdings, Inc. (referred to as “ASSIGNORS”) does hereby agree to sell, assign, and transfer to Red Fish Properties, Inc., a Delaware corporation, ("ASSIGNEE"), (collectively the “Parties”) for itself and its successors, transferees, and assignees, the following:

1. The entire worldwide right, title, and interest in and to the intellectual property known as Dessert Crush Saga.

ASSIGNORS agree to do the following, when requested, and without further consideration, in order to carry out the intent of this Assignment: (1) execute. all oaths, assignments, powers of attorney, applications, and other papers necessary or desirable to fully secure to ASSIGNEE the rights, titles and interests herein conveyed;

(2) communicate to ASSIGNEE all known facts relating to the intellectual property; and

(3) generally do all lawful acts that ASSIGNEE shall consider desirable for securing, maintaining, and protecting its intellectual property and for vesting in ASSIGNEE the rights, titles, and interests herein conveyed. ASSIGNORS further agree to provide any successor, assign, or legal representative of ASSIGNEE with the benefits and assistance provided to ASSIGNEE hereunder.

ASSIGNORS represent that ASSIGNORS have the rights, titles, and interests to convey as set forth herein, and covenants with ASSIGNEE that the ASSIGNORS have not made and will not hereafter make any assignment, grant, mortgage, license, or other agreement affecting the rights, titles, and interests herein conveyed.

This Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which may be taken together as one and the same Assignment.

IN WITNESS WHEREOF, the Parties hereby accept and agree to the terms as of the date first written above.

ASSIGNOR:                                                                                              ASSIGNEE:

By: /s/ Thomas N. Mahoney                                                                   By: /s/ Thomas N. Mahoney

Red Fish Holdings, Inc. By                                                              Red Fish Properties, Inc. By

Thomas N. Mahoney, its President                                                Thomas N. Mahoney, its President

ASSIGNOR:

By: /s/ Thomas N. Mahoney

Thomas N. Mahoney, Individually